UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 18, 2012

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania		19406
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stock-based compensation awards:

On January 18, 2012, drawing upon data provided by, and discussed with, Pay Governance, LLC in December, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Universal Health Services, Inc. (the “Company”) approved the issuance of 54,127 restricted shares of our Class B Common Stock (market value of $2.0 million on the date of grant) to Mr. Alan B. Miller, our Chairman of the Board of Directors and Chief Executive Officer. Pursuant to the terms of the award, which was granted pursuant to the Second Amended and Restated 2001 Employee’s Restricted Stock Purchase Plan, these shares are scheduled to vest as follows: 50% on the first anniversary date of the award; 25% on the second anniversary date of the award, and; 25% on the third anniversary date of the award.

In addition, in connection with the Committee’s annual awards to executive officers and other employees of the Company, and consistent with prior year awards, Mr. Miller also received options to purchase 590,000 shares of our Class B Common Stock pursuant to the Second Amended and Restated 2005 Stock Incentive Plan. These options, which were granted at an exercise price of $36.95 per share representing the closing price of our Class B Common Stock on the date of grant, are scheduled to vest ratably on each of the first, second, third and fourth anniversary dates of the award.

In determining the stock-based incentive awards, the Committee reviewed data prepared by Pay Governance LLC which provided compensation data for comparable positions in other companies within the healthcare industry as well as certain other similar-sized companies in other industries. The review included base salary, short-term cash incentive compensation and long-term, stock-based compensation. This data was considered in determining Mr. Miller’s 2012 compensation which primarily includes base salary, cash incentive compensation (based upon the achievement of specific bonus formula) and stock-based compensation including stock options and restricted stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH SERVICES, INC.

January 24, 2012
	By:	/s/ Steve Filton
	Name:	Steve Filton
	Title:	Senior Vice President and Chief Financial Officer